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                AN IMPORTANT MESSAGE FROM SARATOGA CAPITAL MANAGEMENT
                 REGARDING THE PROXY FOR THE SARATOGA ADVANTAGE TRUST

We are pleased to announce that the proxy for the Saratoga Advantage Trust will be mailed to shareholders of record as of February 27, 1997. The approximate mailing date will be March 17, 1997. As you may already know from the most recent Saratoga Advantage Trust prospectus, Saratoga Capital Management (SCM) will, upon shareholder approval, be joined by new partners who will replace Oppenheimer Capital. The new partners will be providing SCM with significant funding to support our efforts. In addition, OpCap Advisors will be replaced by Unified Advisers, Inc. as Trust administrator, and OCC Distributors will be replaced by Unified Management Corporation as Trust distributor. Oppenheimer Capital, however, will continue to be the Advisor for the Saratoga Large Capitalization Value Portfolio and the Saratoga Municipal Bond Portfolio. All of SCM's senior management team will remain the same.

WE ARE EXTREMELY PLEASED TO REPORT THAT THE NEW FUNDING WILL ENABLE SCM TO EXPAND THE CURRENT MARKETING EFFORTS FOR THE SARATOGA ADVANTAGE TRUST. We expect that additional field personnel will be joining SCM, as well as additional internal support staff. We look forward to significantly increasing our support to your firm through more frequent visits with your sales staff, and more extensive contact between visits.

In addition, you will note that UPON SHAREHOLDER APPROVAL, THE SARATOGA SMALL CAPITALIZATION PORTFOLIO WILL BE MANAGED BY THORSELL, PARKER PARTNERS, INC. instead of Axe-Houghton Associates, Inc. Thorsell, Parker is a well-respected firm, and I am pleased to enclose information regarding their investment methodology. RICHARD THORSELL, the Chief Investment Officer of Thorsell, Parker, WILL MANAGE THE PORTFOLIO. Mr. Thorsell has had extensive portfolio management experience, EARLIER HE WAS WITH FIDELITY MANAGEMENT AS THE FOUNDER AND FIRST LEADER OF THE FUND GROUP WHICH SPECIALIZED IN SMALL TO MID-SIZE STOCKS; THESE FUNDS INCLUDED CONTRA FUND, MAGELLAN FUND, AND DESTINY FUND, AMONG OTHERS. HE WAS ALSO THE CHAIRMAN OF THE INVESTMENT COMMITTEE AT PAINEWEBBER. In addition, HE RECEIVED AN MBA FROM THE HARVARD BUSINESS SCHOOL AND IS THE AUTHOR OF INVESTING ON YOUR OWN, a book on small capitalization stocks. All of the other Advisors to the Saratoga Advantage Trust Portfolios will remain the same.

For more information regarding the proxy process, please call me or Scott Kane with any questions, comments or suggestions you may have. For your reference, I have also enclosed the President's letter, the Question and Answer Summary, and a copy of the proxy card that will be mailed to shareholders along with the proxy. To request a copy of the proxy, please call (800) 255-6228.

Thank you for all of your support of the Saratoga Advantage Trust. We look forward to reaching new heights in service and support for you in 1997!

Best wishes,

/s/ Bruce E. Ventimiglia

Bruce E. Ventimiglia

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                            SMALL CAPITALIZATION PORTFOLIO

The Portfolio seeks maximum capital appreciation by investing in a diversified portfolio of the common stocks of small capitalization companies.

THORSELL, PARKER PARTNERS, INC.

The Small Capitalization Portfolio is managed by Thorsell, Parker Partners, Inc. The firm is owned 100% by its partners and associates, all of whom devote their full time to the practice of investment management. Thorsell, Parker's Portfolio Management Team consists of seven professionals with an average of 21 years of experience. Thorsell, Parker manages total assets in excess of $300 million and normally prefers a minimum account size of $1 million for this investment style.

INVESTMENT STRATEGY

Thorsell, Parker Partners invests in the U.S. stocks which it feels represent the "active institutional core" of the market: the capitalization range between $100 million and $5 billion. Through a constant monitoring of these stocks, Thorsell, Parker uses quantitative and qualitative analysis to create a focus list of approximately 200 stocks from which it seeks "double plays": firms with both growing earnings and the realistic opportunity for higher valuations. These stocks are further researched using in-house analysts supplemented by "Street" research and consultants. Each stock eligible for the Portfolio must have a clearly defined set of assumptions and an explicit price target. All stocks are monitored daily to determine their potential return to that target.

REPRESENTATIVE CLIENTS

American Academy of Physical             State of Iowa Municipal Fire & Police
Medicine and Rehabilitation              Retirement System

Levitz Furniture Corporation             The Kresge Foundation

Vermont American Corporation             Sheet Metal Workers' National
(a subsidiary of Emerson Electric Co.)   Pension Fund


THE INCLUSION OF REPRESENTATIVE CLIENT NAMES IN THIS BROCHURE, ALTHOUGH APPROVED BY THE CLIENTS, DOES NOT CONSTITUTE A RECOMMENDATION OF THE MANAGERS' SERVICES. SARATOGA CAPITAL MANAGEMENT HAS SELECTED SPECIFIC REPRESENTATIVE CLIENTS FROM THE MANAGERS' CLIENT LISTS FOR THIS BROCHURE BASED ON THEIR UNIVERSAL NAME RECOGNITION AND NOT ALL ACCOUNTS ARE MANAGED ACCORDING TO THE INVESTMENT STYLE OF THE PORTFOLIOS.

                            FOR INTERNAL DEALER USE ONLY.